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                                 COMPUTATION OF
                               EARNINGS PER SHARE


                                                                      Exhibit 11


                                       -----------------------------------------
                                         1995           1996            1997
                                       ----------    -----------     -----------

Net income                             $  130,269    $ 3,179,507     $ 2,044,575
Add: Interest expense, net of tax          29,488         72,810         282,384
                                       ----------    -----------     -----------
Net income, as adjusted                   159,757      3,252,317       2,326,959

Weighted average common and
  common equivalent shares              8,501,522     11,216,861      12,493,186
                                       ==========    ===========     ===========

Net income per share                   $     0.02    $      0.29     $      0.19
                                       ==========    ===========     ===========


(1) Historical earnings per share has been omitted for the fiscal year ended September 30, 1994 since a net loss existed in that year and, therefore, earnings per share data is not considered meaningful in light of the non-cumulative preferred stock (see Note 9 of Notes to Consolidated Financial Statements) being a common equivalent share which would have an anti-dilutive effect on earnings per share in 1994.